Exhibit 8.1
List of Subsidiaries of AEI
     The operating companies of AEI as of December 31, 2008 and 2007 include direct and indirect investments in the international businesses described below and are collectively referred to as the “Operating Companies”:

	2008	2007	2008
	Ownership	Ownership	Accounting	Location of
Company Name	Interest (%)	Interest (%)	Method	Operations	Segment
Accroven SRL (“Accroven”)	49.25	49.25	Equity Method	Venezuela	Natural gas transportation and services
Beijing Macro Gas Link Co. Ltd (“BMG”)(a)	70.00	10.23	Consolidated	China	Natural gas distribution
Gas Natural de Lima y Callao S.A. (“Calidda”)	80.85	80.85	Consolidated	Peru	Natural gas distribution
Chilquinta Energia S.A. (“Chilquinta”)(b)	50.00	50.00	Equity Method	Chile	Power distribution
DHA Cogen Limited (“DCL”)(a)	59.83	—	Consolidated	Pakistan	Power generation
Distribuidora de Electricidad Del Sur, S.A. de C.V. (“Delsur”)	86.41	86.41	Consolidated	El Salvador	Power distribution
Empresa Distribuidora de Energia Norte, S.A. (“EDEN”)	90.00	90.00	Consolidated	Argentina	Power distribution
Elektra Noreste S.A. (“Elektra”)	51.00	51.00	Consolidated	Panama	Power distribution
Elektrocieplownia Sp. z.o.o. (“ENS”)	100.00	100.00	Consolidated	Poland	Power generation
Elektro — Eletricidade e Serviços S.A. (“Elektro”)	99.68	99.68	Consolidated	Brazil	Power distribution
Emgasud S.A. (“Emgasud”)(a)	31.89	—	Equity Method	Argentina	Power generation
Empresa Energetica Corinto Ltd. (“Corinto”)(c)	50.00	50.00	Consolidated	Nicaragua	Power generation
EPE — Empresa Produtora de Energia Ltda. (“EPE”)(d)	50.00	50.00	Consolidated	Brazil	Power generation
Empresa Electrica de Generacion de Chilca S.A. (“Fenix”)(a)	85.00	—	Consolidated	Peru	Power generation
Gas Transboliviano S.A. (“GTB”)(e)	17.65	17.00	Cost Method	Bolivia	Natural gas transportation and services
GasOcidente do Mato Grosso Ltda. (“GOM”)(d)	50.00	50.00	Consolidated	Brazil	Natural gas transportation and services
GasOriente Boliviano Ltda. (“GOB”)(d)	50.00	50.00	Consolidated	Bolivia	Natural gas transportation and services
Generadora San Felipe Limited Partnership (“Generadora San Felipe”)(f)	100.00	100.00	Consolidated	Dominican Republic	Power generation
Jaguar Energy Guatemala LLC (“Jaguar”)(a)	100.00	—	Consolidated	Guatemala	Power generation
Jamaica Private Power Corporation (“JPPC”)	84.40	84.40	Consolidated	Jamaica	Power generation
Luoyang Yuneng Sunshine Cogeneration Company Limited (“Luoyang”)(a)	50.00	—	Consolidated	China	Power generation
Operadora San Felipe Limited Partnership (“Operadora San Felipe”)(f)	100.00	100.00	Consolidated	Dominican Republic	Power generation
Peruvian Opportunity Company SAC (“POC”)(b)	50.00	50.00	Equity Method	Peru	Power distribution
Promigas S.A. E.S.P. (“Promigas”)	52.13	52.13	Consolidated	Colombia	Natural gas transportation and services, Natural gas distribution and Retail fuel
Puerto Quetzal Power LLC (“PQP”)	100.00	100.00	Consolidated	Guatemala	Power generation
Subic Power Corp. (“Subic”)	50.00	50.00	Equity Method	Philippines	Power generation
Tipitapa Power Company Ltd (“Tipitapa”)(a)	100.00	—	Consolidated	Nicaragua	Power generation
Tongda Energy Private Limited (“Tongda”)	100.00	100.00	Consolidated	China	Natural gas distribution
Trakya Elektrik Uretim ve Ticaret A.S. (“Trakya”)	59.00	59.00	Consolidated	Turkey	Power generation
Transborder Gas Services Ltd. (“TBS”)(d)	50.00	50.00	Consolidated	Brazil, Bolivia	Natural gas transportation and services
Transportadora Brasileira Gasoduto Bolivia-Brasil S.A. TBG (“TBG”)(g)	4.00	4.00	Cost Method	Brazil	Natural gas transportation and services
Transredes-Trasporte de Hidrocarburos S.A. (“Transredes”)(e)	1.28	25.00	Cost Method	Bolivia	Natural gas transportation and services

(a)	The Company’s initial or additional interest was purchased during 2008 (see Note 3).

(b)	The Company’s initial interest was purchased during December 2007. POC holds the interest in the operations referred to as “Luz del Sur”. At the time of purchase of the 50.00% interest in Chilquinta, the Company also acquired a 50.00% interest in a related service company, Tecnored S.A. (“Tecnored”).

(c)	As part of the acquisition of an additional interest in Corinto in 2007, the Company acquired a 50.00% interest in Empresa Energetica Corinto Holdings Ltd. (“EEC Holdings”) and began consolidating the accounts of Corinto based on the voting power controlled by AEI (see Note 3).

(d)	These four companies comprise the integrated project “Cuiabá”.

(e)	Through a 50.00% ownership in the holding company TR Holdings Ltda. (“TR Holdings”), the Company’s direct ownership in Transredes and indirect ownership in GTB decreased during the year ended December 31, 2008 as explained further in Note 25. Due to the decrease in ownership, Transredes and GTB are now accounted for using the cost method.

(f)	The Company comprises an integrated part of the operation referred to collectively as “San Felipe”.

(g)	Ownership interest based on direct ownership. Total ownership, including indirect interests held through TR Holdings, is 4.27%.
     The Cuiaba and Trakya entities are variable interest entities. The Company has ownership interests and notes receivable with Cuiaba, which will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The Company has a majority equity position in and is closely associated with Trakya’s operations through its Operations and Management agreement. Therefore, the Company has determined that it is the primary beneficiary for both Cuiaba and Trakya.
     On December 20, 2007, the shareholders of the Company approved a five-for-one stock-split. All share and per share data has been adjusted for all periods presented to reflect that change in capital structure of the Company.